Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Lakeland Industries, Inc. of our report dated May 15, 2015, except for note 13.1, as to which the date is February 2, 2017, relating to our audit of the financial statements of Lakeland Brasil S.A. as of January 31, 2015, which report appears in Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Lakeland Industries, Inc. for the fiscal year ended January 31, 2016, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Mazars Auditores Independentes, S/S

Mazars Auditores Independentes, S/S

Sao Paulo, Brazil

March 24, 2017